AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2003
                                                     REGISTRATION NO. 333-103721
================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                         California Water Service Group
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   77-0448994
                     (I.R.S. Employer Identification Number)

                             1720 North First Street
                               San Jose, CA 95112
                                  408-367-8200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Richard D. Nye
              Vice President, Chief Financial Officer and Treasurer
                         California Water Service Group
                             1720 North First Street
                               San Jose, CA 95112
                                 (408) 367-8200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:
       Thomas G. Reddy, Esq.                        Jonathan A. Koff, Esq.
      Venrice R. Palmer, Esq.                         Chapman and Cutler
       Bingham McCutchen LLP                        111 West Monroe Street
Three Embarcadero Center, 18th Floor             Chicago, Illinois 60603-4080
  San Francisco, California 94111                       (312) 845-3000
           (415) 393-2000                             Fax (312) 701-2361
         Fax (415) 393-2286

                                 ---------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

                                 ---------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED _____________, 2003

                         CALIFORNIA WATER SERVICE GROUP
                             1720 North First Street
                               San Jose, CA 95112
                                  408-367-8200

                                 ---------------


                                  $120,000,000
                DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                                 ---------------


    California Water Service Group plans to offer to the public from time to time:

    o ourunsecured debt securities consisting of debentures, notes or other evidences of indebtedness;

    o    our preferred stock; and

    o    our common stock.

    Our  common  stock  trades on the New York Stock  Exchange  under the symbol
"CWT."

    This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific securities offered, including the offering price. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading "Where You Can Find More Information" beginning on page 21 of this prospectus, before you make your investment decision.

    We will sell the securities to underwriters or dealers, through agents, or directly to investors.

                                ---------------

    Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or term sheet.

                                 ---------------

                   The date of this prospectus is ______, 2003

                                TABLE OF CONTENTS



About This Prospectus                                                         3
Ratios of Earnings To Fixed Charges and Preferred Stock Dividends             3
Forward-Looking Statements                                                    3
Risk Factors                                                                  4
California Water Service Group                                                8
California Water Service Group--Service Area                                  9
Use of Proceeds                                                              10
Description of Debt Securities                                               10
Description of Preferred Stock                                               16
Description of Common Stock                                                  19
Rights Agreement                                                             20
Anti-Takeover Effects of Our Certificate of Incorporation
  and Bylaws and Delaware Law                                                22
Plan of Distribution                                                         22
Legal Matters                                                                24
Experts                                                                      24
Where You Can Find More Information                                          24

                              ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement, and in any prospectus supplement or term sheet, in one or more offerings up to a total dollar amount of $120,000,000.




        RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods shown. For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and, with respect to the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividend requirements.



                                              Twelve Months
                                                  ended               Year Ended December 31,
                                            March 31, 2003 (1)    2002   2001   2000   1999   1998
                                            ------------------   -----  -----  -----  -----  -----
Ratio of Earnings to Fixed Charges                 2.36           2.64   2.41   3.00   3.42   3.24
Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends                          2.33           2.60   2.37   2.95   3.36   3.19

(1) The business is seasonal, therefore information for the three-month period ended March 31, 2003 would not be indicative of the results of the entire year.


                           FORWARD-LOOKING STATEMENTS


    This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. The forward-looking statements are intended to qualify for the "safe harbor" treatment established by the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the company, the water utility industry and general economic conditions. Words like "expects," "intends," "plans," "believes," "estimates," "assumes," "anticipates," "projects," "predicts," "forecasts" or variations of these words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors which may cause actual results to be different than expected or anticipated include:


     o   governmental and regulatory commissions' decisions;

     o   changes in regulatory commissions' policies or procedures;

     o the timeliness of regulatory commissions' actions concerning rate relief;

     o   new legislation;

     o   electric power interruptions;

     o increases in suppliers' prices and the availability of supplies including water and power;

     o   fluctuations in interest rates;

     o   changes in environmental compliance and water quality requirements;

     o   acquisitions  and  our  ability  to  successfully   integrate  acquired
         companies;

     o   the ability to successfully implement business plans;

     o   changes in customer water use patterns;

     o   the impact of weather on water sales and operating results;

     o   access to sufficient capital on satisfactory terms;

     o civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type;

     o restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and

     o   other risks and unforeseen events.

    When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference. We assume no obligation to provide public updates of forward-looking statements.



                                  RISK FACTORS

Our business is heavily regulated and decisions by regulatory commissions and changes in laws and regulations can significantly affect our business.

    California Water Service Company, New Mexico Water Service Company, Washington Water Service Company and Hawaii Water Service Company, Inc. are regulated public utilities which provide water service to our customers. The rates that the companies charge their water customers are subject to the jurisdiction of the regulatory commission in the states in which we operate. These commissions set water rates for each operating district independently because the systems are not interconnected. The commissions authorize us to charge rates which they consider to be sufficient to recover our normal operating expenses, to provide funds for adding new or replacing water infrastructure, and to allow us to earn what the commissions consider to be a fair and reasonable return on our invested capital.

    Our ability to meet our financial objectives is dependent upon the rates authorized by the commissions. We periodically file rate increase applications with the commissions. The ensuing administrative and hearing process may be lengthy and costly. We can provide no assurances that our rate increase requests will be granted by the commissions. Even if approved, there is no guarantee that approval will be given in a timely manner or at a sufficient level to cover our expenses and provide a reasonable return on our investment. If the authorized rates are insufficient to cover operating expenses and capital expenditure requirements, and allow a reasonable return on invested capital, or the rate increase decisions are delayed, our earnings may be adversely affected.


Our liquidity and earnings could be adversely affected by increases in electricity prices.

    Purchased power expense represents electricity purchased to operate the wells and pumps which are needed to supply water to our customers. Purchased power is a significant operating expense. During 2002 and 2001, purchased power expense represented 10% of our total operating costs. These costs can and do increase unexpectedly and in substantial amounts, as occurred in California during 2001 when rates we paid for electricity increased 48%. The increases are beyond our control. California regulation regarding recovery of increases in electric rates changed in 2001. For over 20 years prior to 2001, the California Public Utilities Commission allowed recovery of electric rate increases under its operating rules. However, in 2001, the commission revised its rules and deferred our recovery of the higher electric costs until the filing of a general rate case. In 2003, the California Public Utilities Commission granted recovery of a majority of these higher costs incurred up to November, 2001. The remainder of these costs will be incorporated into general rate case filings.

    We cannot provide assurance that we will be allowed to recover the electric rate increases paid since November 2001 or future increases. The inability to recover the higher costs affects our cash flows and can affect our capital resources and liquidity. Also, it may adversely affect profit margins, unless the regulatory commission authorizes us to seek reimbursement of those costs from our customers.


Changes in water supply costs directly affect our earnings.

    The cost to obtain water for delivery to our customers varies depending on the sources of supply, wholesale suppliers' prices and the quantity of water produced to supply customer water usage. Our source of supply varies by operating district. Certain districts obtain all of their supply from wells, some districts purchase all of the supply from wholesale suppliers and other districts obtain the supply from a combination of well and purchased sources. A small portion of the supply is from surface sources and processed through company-owned water treatment plants. On average, slightly more than half of the water delivered to customers is pumped from wells or received from a surface supply with the remainder purchased from wholesale suppliers. During 2002 and 2001, the cost of purchased water for delivery to customers represented 33% of our total operating costs.

    Wholesaler water suppliers may increase their prices for water delivered to us based on factors that affect their operating costs. As with electric rates, purchased water rate increases are beyond our control. In California, our ability to recover increases in the cost of purchased water is subject to decisions by the regulatory commission. The same process for recovering purchased power rate increases applies to our ability to recover purchased water cost increases. The changes in the commission's rules regarding recovery of electricity rate increases apply to our recovery of higher purchased water costs. If we are not allowed to recover the higher costs, our cash flows and our capital resources and liquidity can be negatively impacted. Also, our profit margins may be adversely affected, unless the commissions allow us to seek reimbursement of those costs from our customers.


Environmental regulation has increased, and is expected to continue to increase, our operating costs.

    Our water and wastewater services are governed by various federal and state environmental protection and health and safety laws and regulations. These provisions establish criteria for drinking water and for discharges of water, wastewater and airborne substances. If we violate these provisions, we could be subject to substantial fines or otherwise sanctioned.

    Environmental laws are complex and change frequently. They have tended to become more stringent over time. As new or stricter standards are introduced, they could raise our operating costs. There can be no assurance that the commissions would approve rate increases to enable us to recover these additional compliance costs.

    We are required to test our water quality for certain chemicals and potential contaminants on a regular basis. If the test results indicate that we exceed allowable limits, we may be required either to commence treatment to remove the contaminant or to develop an alternate water source. Either of these results may be costly, and there can be no assurance that the commissions would approve rate increases to enable us to recover these additional compliance costs

    All of the above factors may have a material adverse effect on our business, financial position and results of operations.


The adequacy of our water supplies depends upon a variety of factors beyond our control. Interruption in the water supply may adversely affect our earnings.

    We depend on an adequate water supply to meet the present and future needs of our customers. Whether we have an adequate supply varies depending upon a variety of factors, including:

         o        rainfall;

         o        the amount of water stored in reservoirs;

         o        underground water supply from which well water is pumped;

         o        changes in the amount of water used by our customers;

         o        water quality;

         o legal limitations on water use, such as rationing restrictions during a drought; and

         o        population growth.


    Also, the water business is seasonal. The normal water use pattern within our service territories sees the highest customer usage and highest revenue during the warmer summer months due primarily to increased summer usage for watering outside landscape, cooling and swimming pools. Customer usage and revenue are lower during the cool, rainy winter months. Demand also varies with rainfall levels. If summer temperatures are cooler than normal or the rainy season extends into the summer months or begins early in the fall months, any of these factors can cause a decline in customer usage and result in lower revenue.

    Drought conditions may affect our ability to serve our current and future customers, and may affect our customers' use of water. Restrictions imposed on the amount of water customers are allowed to use during a drought may result in decreased customer billings. Customers may use less water even after a drought has passed because of conservation patterns developed during the drought or lower use for any reason could lead to continued lower revenue.

    Since the September 11, 2001 terrorist attacks, we have heightened security at our facilities and taken added precautions for the safety of our employees and water we deliver to our customers. We have also assigned a high priority to completing work necessary to comply with new Environmental Protection Agency requirements concerning security of water facilities. These actions have increased our costs.

All of these factors may adversely affect our earnings and financial condition.


Our business requires significant capital expenditures and may suffer if we fail to secure appropriate funding.

    The water utility business is capital-intensive. We invest significant sums to add or replace property, plant and equipment. We fund these projects from cash received from operations and funds received from developers. We also borrow funds from banks under short-term bank lending arrangements. We may seek to meet our long-term capital needs by raising equity through common or preferred stock issues or issuing debt obligations.

    Water shortages may adversely affect us by causing us to rely on more purchased water. This could cause increases in capital expenditures needed to build pipelines to secure alternative water sources.

    Our rate increase applications are designed to recover our investments in utility plant. We cannot assure you that the rates the commissions will allow us to charge will be sufficient for this purpose.

    Moody's Investor Services Inc. and Standard & Poors issue ratings on California Water Service Company's ability to repay debt obligations. The credit rating agencies could downgrade our credit rating based on reviews of our financial performance and projections or upon the occurrence of other events that could impact our business outlook. In 2002, Moody's Investor Services Inc. and Standard & Poors did lower the ratings on California Water Service Company's first mortgage bonds. The rating actions were attributed to delays in receipt of decisions by the California Public Utilities Commission for rate increase applications and ongoing capital expenditures to maintain water infrastructure and meet environmental compliance requirements. A downgrade could increase our cost of capital by causing potential investors to require an higher interest rate due to a perceived risk increase related to our ability to repay outstanding debt obligations. Lower ratings by the agencies could also restrict our ability to access equity and debt capital. We cannot assure you that the rating agencies will maintain ratings which allow us to borrow under advantageous conditions and at reasonable interest rates.

    We cannot assure you that our existing funding sources will continue to be adequate or that the cost of funds will remain at levels permitting us to remain profitable.

    Any of these factors may have an adverse effect on our earnings and financial condition.


Risks associated with potential acquisitions or divestitures or restructuring may adversely affect us.

    We may seek to acquire or invest in other companies, technologies, services or products that complement our business. We cannot assure you that we will succeed in finding attractive acquisition candidates or investments. These transactions may result in the issuance of equity securities that could be dilutive if the acquisition or business opportunity does not develop in accordance with our business plan. They may also result in significant write-offs and an increase in our debt. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

    Any of these transactions could involve numerous additional risks. For example, we may experience difficulty in getting required regulatory approvals. We may also have difficulty assimilating a new business or separating old businesses. Transactions such as these may also divert management's attention from other business concerns and otherwise disrupt our business. We might see a loss of key employees from our acquisition targets and as a result the integration of the new business opportunity into our existing business might be more difficult.

    All of these events may have a material adverse effect on our business. There can be no assurance that we will be successful in overcoming these or any other significant risks encountered.

                         CALIFORNIA WATER SERVICE GROUP


    The company is a holding company whose business is carried on through its five wholly-owned operating subsidiaries: California Water Service Company, CWS Utility Services, Washington Water Service Company, New Mexico Water Service Company and Hawaii Water Service Company, Inc. We were formed on December 31, 1997.

    California  Water Service Company,  Washington  Water Service  Company,  New
Mexico  Water  Service  Company  and Hawaii  Water  Service  Company,  Inc.  are
regulated public utilities. Their assets and operating revenues currently comprise substantially all of our assets and all of our utility revenues. Their primary business is the production, purchase, storage, purification, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. Their assets consist of land, buildings, wells, tanks, pipes and equipment necessary for water operations.

    We also provide non-regulated water-related services under agreements with municipalities and other private companies. The non-regulated services include full water system operations, and billing and meter-reading services. Many non-regulated operations are conducted by CWS Utility Services under contracts with other private companies and municipalities. CWS Utility Services operates water systems, leases communication antenna sites, operates recycled water systems, provides meter reading and customer services, and conducts real estate sales of surplus properties. The regulated companies also carry on some non-regulated operations. Income and expenses from non-regulated operations are reported under "Other income and expenses, net" on our income statement.


    California Water Service Company is the largest of the operating companies, representing 96% of our regulated customers and 98% of our operating revenue. It began operations in 1926 and supplies water service to 440,500 customers in 75 California communities through 25 separate water systems or districts. California Water Service Company's 24 regulated systems, which are subject to regulation by the California Public Utilities Commission, serve 434,400 customers. An additional 6,100 customers receive service through a long-term lease of the City of Hawthorne's water system, which is not subject to regulation by the Utilities Commission. The Utilities Commission requires that water rates for each regulated district be independently determined. Rates for the City of Hawthorne system are established in accordance with an operating agreement and are subject to ratification by the City of Hawthorne City Council. Fees for other operating agreements are based on contracts negotiated among the parties.

    Washington Water Service Company was formed in 1999. Its regulated water utility operations are subject to the jurisdiction of the Washington Utilities and Transportation Commission. Washington Water provides domestic water service to 14,400 customers in the Tacoma and Olympia areas. An additional 3,900 customers are served under operating agreements with private owners. Operations under these agreements are not subject to regulation by the Washington Utilities and Transportation Commission.

    New Mexico Water Service Company was formed in 2000. It acquired the assets of Rio Grande Utilities Corporation in July 2002. New Mexico Water provides service to 2,400 water and 1,700 wastewater customers south of Albuquerque. It also provides non-regulated meter reading services under contract to a county in New Mexico.


    On April 30, 2003, we acquired the Kaanapali Water Corporation for an initial payment of $7.5 million in cash. After completing the acquisition, the entity's name was changed to Hawaii Water Service Company, Inc. Hawaii Water Service Company, Inc. provides water utility services to 500 customers in Maui, Hawaii. It had 2002 revenues of $3.0 million, and has net plant excluding contributions in aid of construction of approximately $7.2 million and current assets of $0.2 million. The acquisition was approved by the Hawaii Public Utilities Commission in March 2003. The final purchase price will be determined after certain events have occurred, principally the determination of rate base after filing for a general rate case with the Hawaii Public Utilities Commission. At that time, the purchase price could be increased or decreased.

                                    [GRAPHIC]


Map showing:

State of Washington Added in 1999, with map points for Olympia, Harbor and South Sound

State of California, with map points for Chico, Willows, Oroville, Marysville, Redwood Valley, (Sacramento), Dixon, Stockton, (San Francisco), Bayshore, Bear Gulch, Los Altos, Salinas, King City, Livermore, General Office (San Jose), Kern River Valley, Selma, Visalia, Westlake, Rancho Dominguez, (Los Angeles), East Los Angeles, Antelope Valley, Bakersfield

State of New Mexico Added in 2002, with map points for Los Alamos, Santa Fe, Belen, Alberqueque


State of Hawaii: Added in April 2003, with map points for (Honolulu), Kaanapali


     o   California Water Service Company

     o   Washington Water Service Company

     o   New Mexico Water Service Company

     o   Hawaii Water Service Company, Inc.




                                [GRAPHIC OMITTED]

                                 USE OF PROCEEDS

    We intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of short-term borrowings, refinancing of existing long-term debt, acquisitions and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be unsecured and will rank on parity with all our other unsecured and unsubordinated indebtedness. We may issue debt securities in one or more series under an indenture between us and U.S. Bank National Association, as trustee. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following description summarizes the material terms of the debt securities and we refer you to the indenture for the full text, which we incorporate by reference. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The indenture and the debt securities will also be governed by and construed in accordance with the laws of the State of California.

The Debt Securities

    The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.


    The debt securities are obligations exclusively of California Water Service Group. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries. Unless we say otherwise in a prospectus supplement or term sheet, we will rely entirely upon distributions and other amounts received from our subsidiaries to meet the payment obligations under the debt securities.

    Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us. This includes the payment of dividends or other distributions or the extension of loans or advances, unless we say otherwise in a prospectus supplement or term sheet. Public utility commissions that regulate most of our subsidiaries may effectively restrict the payment of dividends to us by our subsidiaries.

    Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.


    We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. Payments on debt securities will be payable at the corporate trust office of U.S. Bank National Association in San Francisco, California.

    Each time we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the amount, price and other terms of those debt securities. Terms may include:

     o   the title of the debt securities;

     o   any limit on the total principal amount of the debt securities;


     o the person to whom interest on a security is payable, if other than the person in whose name the security is registered;

     o the date or dates on which principal of a series of the securities is payable;

     o the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined;

     o the record dates and payment dates or the method by which record dates and payment dates will be determined;


     o the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     o the terms and conditions, if any, on which we may choose to redeem the debt securities, including the amount of any premium we must pay;


     o any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision, or at the option of the holder, and the terms and conditions on which the
         debt   securities  may  be  redeemed  or  purchased   because  of  that
         obligation;


     o the denominations in which we may issue the securities, if other than $1,000 and integral multiples of $1,000;

     o the portion of the principal amount of the debt securities that will be payable if the maturity date is accelerated (if the amount will be different from the principal amount);


     o the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;


     o if either the company or a holder may elect to have payment on the securities made in a currency other than that in which the securities are stated to be payable, the time within which and the terms and conditions on which the company or holder may make the election;

     o any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any of these amounts;

     o the manner, if any, in which we may discharge our obligation on the securities by establishing a trust fund to be used for payment of the securities in full;


     o whether we will issue any debt securities in whole or in part in the form of one or more global securities;


     o if we issue global securities, the identity of the depositary for the global securities and any provisions regarding the transfer, exchange or legending of any global security (if they are different from those described below); and


     o   other material terms of the debt securities.



    We may offer and sell debt securities at a substantial discount below their principal amount. If so, we will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars in the relevant prospectus supplement or term sheet. We will also describe the amount payable on these securities if our obligation to repay the securities is accelerated for any reason.




    If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the trustee will deliver the global securities to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities. The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. Neither the company, nor the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security. They will also not be responsible for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

    We will pay any interest due on any debt security to the person in whose name the debt security is registered at the close of business on the regular record date for interest. If we fail to pay interest on the relevant due date we will make payment to anyone who holds the debt security at a future date which the trustee will choose. The trustee will send notice of the payment to all those who hold the debt security on a date which the trustee will determine. That date will be at least 10 days before the payment date.

Registration

    The trustee will maintain a register of holders of debt securities and of transfers of debt securities. You may exchange debt securities or register transfers of debt securities at the trustee's office. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

Satisfaction and Discharge of the Indenture

   We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Remedies


    An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of that series or otherwise modified or deleted in a supplemental indenture):

    o we fail to pay any interest on any debt security of that series when due, and the failure has continued for 30 days;

    o we fail to pay principal of or premium, if any, on any debt security of that series when due;

    o we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and the failure has continued for 60 days after we receive written notice as provided in the indenture;

    o    events of bankruptcy, insolvency or reorganization; and

    o any other event defined as an event of default with respect to debt securities of a particular series.

    If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities which are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

    Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to any provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

    The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on a debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to sue to enforce any of these payments.

   We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been a default, specifying each default and its status.


The Trustee

    The company has appointed U.S. Bank National Association, a national banking association, to serve as trustee. We or a majority of the holders of the debt securities may replace the trustee for certain reasons provided in the indenture. The trustee is to carry out those duties assignable to it under the indenture. The trustee assumes no responsibility for the nature, contents, accuracy or completeness of the information set forth in this prospectus or any relevant prospectus supplement or for the recitals contained in the indenture or the debt securities issued under the indenture, or for the validity, sufficiency, or legal effect of any of these documents.

    Furthermore, the trustee has no oversight responsibility and is not accountable for our use or application of any of the debt securities the trustee authenticates or delivers, or for our use or application of the proceeds of the debt securities. The trustee has not evaluated the risks, benefits, or propriety of any investment in the debt securities.

    The trustee currently provides trustee services to our subsidiaries in the ordinary course of business under other indentures. The trustee does not provide commercial banking services to us or our subsidiaries.

Consolidation, Merger, Conveyance or Transfer

    We will not consolidate with or merge into any other corporation, or convey, transfer or lease all or substantially all of our properties and assets to any individual or organization, unless:

    o the surviving or transferee entity is a corporation organized and existing under the laws of the United States or any state or the
         District of Columbia, and expressly assumes, by a supplemental indenture, all of the obligations of the company under the indenture and the securities;

    o no event of default and no event which, after notice or lapse of time or both, exists at the time of the proposed transaction or would occur as a result of the transaction; and

    o the company provides the trustee an Officers' Certificate and an Opinion of Counsel to the effect that the transaction complies with all applicable provisions of the indenture.

    When our successor assumes our obligations under the indenture and the debt securities, and when any other conditions required by the indenture are satisfied, the successor will succeed to and be substituted for us under the indenture.

Modification; Supplemental Indentures

    The indenture provides that the company and the trustee may enter into supplemental indentures without the consent of any holders for the following purposes:

    o to reflect a merger, transfer of assets or similar transaction and the assumption of our obligations under the indenture and the securities by the surviving or transferee entity;

    o to add provisions for the benefit of holders of one or more series of securities;

    o    to add additional events of default under the securities;

    o to add or change provisions needed to facilitate the issuance of securities as certificated or global securities;

    o    to provide collateral as security for repayment of the securities;

    o to establish the forms or terms of securities as permitted under the indenture;

    o to reflect appointment of a successor trustee or to facilitate administration of the indenture by more than one trustee; and

    o to cure any ambiguity or inconsistency in the indenture; provided the change does not adversely affect the interests of holders of the securities in any material respect.

    We and the trustee may modify or amend the terms of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and a majority in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

    o change the date stated on the debt security on which any payment of principal or interest is stated to be due; reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof; change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security; or impair the right to bring suit to enforce any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or;

    o reduce the percentage in principal amount of outstanding debt securities of any series which must consent in order to effect any modification or amendment of the indenture, any waiver of compliance with any provisions of the indenture or any waiver of defaults under the indenture; or

    o modify any provisions relating to holder consent to amendments, except to increase the percentage of holders required to approve an amendment or to prohibit any amendment without the approval of all affected holders.

Covenants

    We undertake certain agreements or commitments, including agreements to do the following:

    o    punctually make payments on the debt securities;

    o maintain one or more offices at which debt securities can be presented for payment and registration;

    o act as, or appoint a third party as, paying agent for one or more series of the securities;

    o hold the trustee harmless from any loss or claim arising out of activities of the paying agent;

    o provide the paying agent with sufficient funds to make required payments when due under the securities;

    o give the trustee written notice of any event of default under the indenture within 30 days of its occurrence;

    o maintain our properties in good condition, subject to ordinary wear and tear;

    o file all required tax returns and pay taxes, assessments and other governmental charges as they become due and payable; and

    o    maintain  our  corporate   existence  and  all  rights  and  franchises
         necessary for the operation of our business.

    Unless a prospectus supplement or term sheet provides differently, there are no provisions which limit our ability to incur debt or which protect holders of debt securities if we were to engage in a highly leveraged or similar transaction or in the event of a change in control of the company.

Redemption

     The indenture has provisions for redemption of any series of securities that is redeemable before its stated maturity date. If we elect to redeem a series, we will give the trustee at least 60 days' notice. If less than all securities of like tenor are to be redeemed, the trustee shall select the securities to be redeemed in a manner the trustee deems fair and appropriate. The company or the trustee must give holders of securities to be redeemed written notice of certain items required under the indenture, by first class mail not less than 30 and not more than 60 days before the redemption date. After notice of redemption is given, the securities selected for redemption become due and payable, and cease to bear interest, on the redemption date, except that if the company fails to make the required payment to redeem securities selected for redemption, those securities shall continue to bear interest until paid. If securities are redeemed only in part, the company will, upon surrender of the security and at no charge to the holder, issue to the
holder  a  like  security  for  the  unredeemed   portion  of  the  security  so
surrendered.

    If  a  series  of  securities  is  redeemable,   the  applicable  prospectus
supplement or term sheet will disclose that fact.

    If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

    o issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

    o after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder requests.

Sinking Funds

     One or more series of the securities may provide for mandatory or optional sinking fund payments for the retirement of a series of securities. The company may satisfy sinking fund payment obligations by delivering securities of such series previously redeemed from the holders and not previously credited toward sinking fund payment obligations. The company must give the trustee at least 60 days' notice of the portion of a sinking fund payment that is to be satisfied by payment in cash and the portion that is to be satisfied by delivering and crediting securities.

Defeasance of Debt Securities

    Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, the company may be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. These conditions include the deposit with the trustee, in trust for this purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the stated maturity date of these payments or upon redemption, as the case may be, in accordance with the terms of the indenture and the debt securities.

    The company must deliver to the trustee an opinion of counsel that either the proposed defeasance qualifies as a reorganization under federal tax law and the debt securities defeased qualify as securities for the purposes of Section 354 of the Internal Revenue Code, as amended, or the defeasance will not result in income tax liability to the trustee or the holders of the debt securities defeased as a result of a deemed exchange under Treasury Regulations Section 1.1001-3 or any successor regulation.

                         DESCRIPTION OF PREFERRED STOCK


    The following is a summary of the terms of the shares of preferred stock. Our charter and by-laws contain the full terms of the preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock.


Shares Authorized and Shares Outstanding

    As of the date of this prospectus, we had 380,000 shares of authorized preferred stock, of which 139,000 shares designated as 4.4% Series C Preferred Stock, $25 par value, were issued and outstanding. The remaining 241,000 shares of our preferred stock are not issued and outstanding as of the date of this prospectus. However, certain shares have been designated for possible issuance as Series D as explained below (see "Series D Participating Preferred Stock").


    Under Delaware law, we may issue the undesignated shares of preferred stock from time to time in up to eight series without stockholder approval. Subject to limitations prescribed by Delaware law and our charter and by-laws, our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board. Delaware law provides that any determination that would have the effect of altering or changing the powers, preferences or special rights of holders of shares of Series C Preferred Stock may be adopted only with the approval of holders of a majority of the outstanding Series C shares. The preferred stock that may be offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.


    If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement or term sheet for that offering and will file a copy of the document establishing the terms of the preferred stock with the SEC. The description will include:

    o    the title, series designation and stated value;

    o the number of shares offered, the liquidation preference per share and the purchase price;

    o the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

    o    whether   dividends  will  be  cumulative,   partially   cumulative  or
         non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

    o    the procedures for any auction or remarketing, if any;

    o    the provisions for a sinking fund, if any;

    o    the provisions for redemption, if applicable;

    o any listing of the preferred stock on any securities exchange or market;

    o whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated);

    o    voting rights, if any, of the preferred stock;

    o whether interests in the preferred stock will be represented by depositary shares;

    o a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

    o the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

    o any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

    o    any  other  specific  terms,   preferences,   rights,   limitations  or
         restrictions of the preferred stock; and

    o    any transfer agent for the preferred stock.

    Unless we specify otherwise in the applicable prospectus supplement or term sheet, any future issuance of preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, will rank as follows:

    o senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights; and

    o on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights.

    As used for these purposes, the term "equity securities" does not include convertible debt securities.

Global Securities


    If we decide to issue preferred stock in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the global preferred stock. The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for preferred stock of a series that is issued in global form. The company, the trustee, any payment agent and the security registrar will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global preferred stock or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.


Series C Preferred Stock


    Dividends on the outstanding Series C Preferred Stock are payable quarterly before any dividends can be paid on common stock. Each share is entitled to 16 votes and is voted along with the common shares, with the right to cumulate votes at any election of directors (see "Description of Common Stock" below). At our option, these shares may be wholly or partly redeemed at a redemption price of $26.75 per share together with accrued dividends. Upon any voluntary dissolution or liquidation of the company, holders of these shares will be entitled to receive a liquidation amount of $26.75 per share together with accrued dividends. Upon any involuntary dissolution or liquidation of the company the holders of the Series C Preferred Stock will be entitled to receive $25.00 per share together with accrued dividends. After these payments to the holders of Series C Preferred Stock and after any payments to holders of any other series of preferred stock which we may issue in the future, we will distribute our remaining net assets to holders of the common shares. The number of shares of the Series C Preferred Stock may be increased or decreased by the board.


Series D Participating Preferred Stock


    In January 1998, the company's board adopted a resolution designating 221,000 shares of preferred stock as Series D Participating Preferred Stock. The number of shares may be increased or decreased by the board prior to the issuance of any shares of this series.


    No Series D shares have been issued. These shares are related to a Stockholder Rights Plan and would be issued if the rights were triggered. If triggered, each right would be converted into the right to purchase one one-hundredth of a share of the Series D Preferred Stock. Until the rights are triggered each common share outstanding on and after January

28, 1998 includes one right, which is evidenced solely by the common stock certificate. For a description of the rights and the rights agreement, see "Rights Agreement" below.


    Subject to the rights and the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of common stock and of any other junior stock, will be entitled to receive, as and when declared by the board, dividends payable in cash on the same date as dividends on the company's Series C Preferred Stock. Each share of Series D Preferred Stock will receive dividends (subject to certain adjustments) equal to 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in the company's common stock, declared on the common stock. We will be required to pay any of these dividends that are accrued and unpaid, without interest, before we may pay any dividends on common shares.


    If we declare or pay any dividend on common stock payable in common stock, or split, combine or consolidate outstanding common stock (by means other than by payment of a dividend in common stock) into a greater or lesser number of shares, then the amount to which Series D Preferred stockholders were entitled immediately prior to that event will be adjusted. The adjustment would be determined by multiplying that amount by a fraction, of which the numerator is the number of common shares outstanding after the event and the denominator is the number of common shares outstanding prior to the event.

    We will then declare a dividend or distribution on the Series D Preferred Stock immediately after we declare the dividend or distribution on the common stock (other than a dividend payable in common stock). A similar adjustment in the voting power of each share of Series D Preferred Stock will be made, which normally carry 100 votes per share on all matters submitted to a vote of stockholders, voting along with the common stock unless otherwise provided in our charter or by law.


    If the company is liquidated, dissolved or wound up, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock until the holders of shares of Series D Preferred Stock have received a minimum of $100.00 per share, plus all accrued and unpaid dividends and distributions on the Series D Preferred Stock. In any event, the holders of Series D Preferred Stock will be entitled to receive an amount per share (subject to adjustment as discussed below) equal to 100 times the amount to be distributed per share to holders of common stock. Distributions to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock will be made on a pro rata basis with the Series D Preferred Stock.


    If we declare or pay any dividend on the common stock payable in common stock, subdivide, combine or consolidate common stock (by reclassification or otherwise than by payment of a dividend in common stock) into a greater or lesser number of shares, then the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to any of those events upon liquidation, dissolution or winding up will be adjusted so that the ratio of liquidation preference due per share of Series D Preferred Stock will be the same both before and after the event and that these payments will be made prior to any payments to securities which rank junior to the Series D Preferred Stock.

    If we enter into any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash and/or any other property, each share of Series D Preferred Stock will have a right to receive 100 times the aggregate consideration to which each common share is entitled.

    Adjustments will be made to the consideration which the Series D Preferred Stock is entitled to receive in the event we declare or pay any dividend on the common stock payable in our common stock, or subdivide, combine or consolidate our common stock (by reclassification or otherwise than by payment of a dividend in our common stock into a greater or lesser number) so as to prevent dilution.

    Some or all of the Series D Preferred Stock may be redeemed at our option on any dividend payment date at a redemption price per share equal to 100 times the fair market value of a common share on that date, together with all accrued and unpaid dividends on the Series D Preferred Stock.

    The Series D Preferred Stock ranks on a parity with the Series C Preferred Stock with respect to dividends, and junior to all other series of preferred stock with respect to the distribution of assets.

    Our certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, in addition to any other vote of stockholders required by law.

                           DESCRIPTION OF COMMON STOCK


    Our certificate of incorporation authorizes the issuance of up to 25,000,000 common shares, par value $0.01 per share. There were 15,182,046 shares of the company's common stock issued and outstanding as of May 5, 2003. As of March 31, 2003, our officers held options covering 154,500 common shares which they had not yet exercised. The approximate number of stockholders of record of our common stock as of May 5, 2003 was 4,500. The company's common stock is listed on the New York Stock Exchange under the symbol "CWT." We will apply to the Exchange to list any common stock issued under this prospectus and any supplement or term sheet.


    Holders of our common stock are entitled to vote at all elections of directors and to vote or consent on all questions at the rate of one vote for each share. The holders of the Series C Preferred Stock vote along with holders of the common stock. Shareholders may vote cumulatively in the election of directors. Under cumulative voting, every stockholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held. Or, the stockholder may distribute these votes on the same principle among as many candidates as the stockholder desires. Because each share of Series C Preferred Stock is entitled to 16 votes, preferred stockholders may cumulate 16 votes for each share owned times the number of directors to be elected.


    Subject to the rights, privileges, preferences, restrictions and conditions attaching to any other class or series of shares of the company, holders of common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of the Series C Preferred Stock and the holders of any other series of preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.


    Our common stock is subject and subordinate to any rights and preferences granted under our Certificate of Incorporation and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under the Certificate of Incorporation.

    After all cumulative dividends are declared and paid or set apart on the Series C Preferred Stock and on any other series of preferred stock which may be outstanding, the board may declare any additional dividends on our common stock out of the surplus or net profits as in their discretion may seem proper. During 2002, we paid dividends on the Series C Preferred Stock totaling $153,000.

    The common stock issued by this prospectus and any related prospectus supplement or term sheet will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

    EquiServe, L.P. is the transfer agent, registrar and dividend paying agent for our common stock. Its phone number is (800) 736-3001.

                                RIGHTS AGREEMENT


    Simultaneously with the resolution approving the Series D Preferred Stock, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of the Series D Preferred Stock at a price of $120.00 per one one-hundredth of a preferred share, subject to certain adjustments. The description and terms of the rights are set forth in a Rights Agreement between us and Bank Boston, N.A., as rights agent, dated as of February 12, 1998 which is on file with the SEC. You should carefully read the Rights Agreement to understand its terms and conditions.


    Initially, the rights will be attached to all certificates representing our common stock then outstanding, regardless of whether any of these certificates has a copy of a Summary of Rights attached thereto, and no separate right certificates will be distributed. The rights will separate from the common stock and a "Distribution Date" will occur upon the acquisition of 15% or more of our common stock by a third party or a third party's announcement of a tender or exchange offer for 15% or more of our common stock. At present we have no 15% holders of our common stock to our knowledge.


    The Rights Agreement provides that, until the Distribution Date, the rights will be transferred with and only with the company's common stock. Until the Distribution Date (or earlier redemption or expiration of the rights), new common share certificates issued after the Record Date upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for common stock outstanding as of the Record Date will also constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and these separate rights certificates alone will evidence the rights.


    The rights are not exercisable until the Distribution Date. The rights will expire on February 11, 2008, unless earlier redeemed or exchanged by us in each case as described below. Until a right is exercised, the holder will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

    The purchase price payable and the number of Preferred Shares or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution from any of the following events:

    (i)     a   stock   dividend   on,   or  a   subdivision,   combination   or
            reclassification of the Preferred Shares,

    (ii) the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares, or

    (iii) thedistribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights associated with each share of our common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or any subdivisions, consolidations or combinations of the common stock if any of these events occur prior to the Distribution Date.

    With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional preferred or common stock will be issued (other than fractions of Preferred Shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, a payment in cash will be made based on the market price of the Preferred or common stock on the last trading date prior to the date of exercise.


    In the event that any person or group becomes an Acquiring Person (a "Trigger Event"), each holder of a right, other than the Acquiring Person (whose rights will thereafter be void), will thereafter have the right to receive upon exercise at its then current exercise price that number of shares of common stock (or, in the event there are insufficient shares authorized, substitute consideration such as cash, property or other securities of the company, such as Preferred Shares) having a market value of two times the purchase price of the right.

    In the event that, after a person or group has become an Acquiring Person, the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a right (other than an Acquiring Person, whose rights will become void) will thereafter have the right to receive, upon the exercise of the right at its then current exercise price, that number of shares of common stock of the acquiring person having a market value of two times the exercise price of the right.

    At any time until ten days following a Trigger Event, we may redeem the rights in whole, but not in part, at a price of $.001 per right. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

    After the rights are triggered, our board may exchange some or all of the rights for common or preferred stock at a one-for-one exchange ratio. The board will not exchange the rights after any Acquiring Person becomes the Beneficial Owner of 50% or more of our outstanding common stock.

    As long as the rights are redeemable, we may amend the rights in any manner. After the rights are no longer redeemable, we may amend the rights in any manner that does not adversely affect the interests of holders of the rights.

    Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth of a Preferred Share purchasable upon exercise of each right should approximate the value of one share of our common stock.


    The Rights Agreement between the company and the rights agent specifying the terms of the rights and includes as Exhibit B the form of rights certificate is incorporated into the registration statement of which this prospectus is a part. The foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

            ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION
                           AND BYLAWS AND DELAWARE LAW

    Our bylaws contain provisions requiring advance written notice of director nominations or other proposals by stockholders and requiring directors to be free of certain affiliations with certain of our competitors. Also, we have adopted severance arrangements with executive officers as part of their compensation packages. We believe that severance arrangements do not discourage a takeover attempt, since they merely provide benefits to executives as a result of a change in control. Also, under our certificate of incorporation, stockholders may not act by written consent, and all stockholder action must be taken at a properly called and noticed meeting of stockholders.


    The company is subject to Section 203 of the Delaware General Corporation Law, which provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless:


    o the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

    o the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those share owned

    o    by persons who are directors and also officers, and

    o employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three year period immediately prior to the date on which it sought to be determined whether such person is an interested stockholder.

                              PLAN OF DISTRIBUTION

    We may sell the securities through one or more of the following ways:

    o    directly to purchasers;

    o    to or through one or more underwriters or dealers; or

    o    through agents.

    A prospectus supplement or term sheet with respect to a particular issuance of securities will set forth the terms of the offering of those securities, including the following:

    o    name or names of any underwriters, dealers or agents;

    o the purchase price of the securities and the estimate amount we will receive;

    o    underwriting discounts and commissions; and

    o any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If we use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts or commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement or term sheet, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased.

    If we use dealers in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement or term sheet will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

    If we use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any of these agents, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement or term sheet. Any agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or term sheet, on a firm commitment basis.

    We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement or term sheet.

    If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

    We may engage in at-the-market offerings of our common stock. An "at the market" offering is an offering of our common stock at other than a fixed price on or through the facilities of the New York Stock Exchange. Under Rule 415(a)(4) under the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by persons who are not our affiliates on a date within 60 days prior to filing the registration statement containing this prospectus. Accordingly, as of the date of this prospectus, we may not sell under this prospectus more than approximately $36,000,000 of our common stock in at-the-market offerings. Any underwriter that we engage for an at-the-market offering will be named in the prospectus supplement. Additional details of our arrangement with the underwriter, including commissions or fees paid by us and whether the underwriter is acting as principal or agent, will be described in the related prospectus supplement or term sheet.

    Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.

    If indicated in the applicable prospectus supplement or term sheet, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement or term sheet. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

    Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

    Any securities, other than our common stock, will be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the securities of any particular security, or that if a market does develop, that it will continue to provide holders of those securities with liquidity for their investment or will continue for the duration the securities are outstanding.

    The prospectus supplement or term sheet relating to each offering will set forth the anticipated date of delivery of the securities.

                                  LEGAL MATTERS

    Bingham McCutchen LLP, San Francisco, California will issue a legal opinion for us with respect to the validity of the securities. Certain legal matters will be passed upon for the underwriters by Chapman and Cutler, Chicago, Illinois.

                                     EXPERTS


    The consolidated financial statements and schedule of California Water Service Group as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG
LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


    The company has filed with the SEC a registration statement on Form S-3 with respect to the securities to be offered by this prospectus and any prospectus supplement or term sheet. This prospectus omits certain of the information contained in the registration statement and its exhibits. This prospectus discusses material provisions of the form of indenture we propose to enter into with U.S Bank National Association as trustee for debt securities to be sold under this prospectus and any prospectus supplement or term sheet. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

    The registration statement, including exhibits thereto, may be inspected at the Public Reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement and other information filed with the Commission are available at the web site maintained by the Commission on the world wide web at http://www.sec.gov. Investors may access our SEC filings through the company's website at http://www.calwater.com.


    The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;


     3) The description of our common stock set forth in the registration statement on Form 8-A under Section 12(b) of the Exchange Act filed March 18, 1994 and any future amendment or report filed for the purpose of updating that description; and

     4) The description of our Preferred Stock Purchase Rights in the registration statement on Form 8-A under Section 12(b) of the Exchange Act filed February 13, 1998 and any future amendment or report filed for the purpose of updating that description.

    All documents we file with the Commission after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and before we file a post-effective amendment which reports that all securities offered in this prospectus have been sold, or to deregister all unsold securities, are also incorporated by reference and will be part of this prospectus from the dates we file each of those documents.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


    California Water Service Group
    1720 North First Street
    San Jose, CA 95112-4598
    Attn: Investor Relations
    Phone: (408) 367-8200


    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

    We maintain a website on the World Wide Web at http://www.calwater.com where certain additional information about us may be found. We undertake no obligation to update the information found on our website. The information on the website is not a part of this prospectus of any prospectus supplement or term sheet, or of the registration statement, but is referenced and maintained as a convenience to investors.

                      [CALIFORNIA WATER SERVICE GROUP LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses in connection with the offering of the entire $120,000,000 of securities will be borne by the registrant and are estimated as follows:

SEC registration fee.........................     $       9,708
Rating agency fees...........................     $      60,000
Trustee's fees and expenses..................     $      40,000
Accountant's fees and expenses...............     $     650,000
Legal fees and expenses......................     $     940,000
Printing costs...............................     $      90,000
Blue Sky fees and expenses...................     $       5,000
Miscellaneous expenses.......................     $     205,292
                                                  -------------
 Total.......................................     $   2,000,000
                                                  =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


The company 's Certificate of Incorporation provides that the liability of our directors, both to the company and to its stockholders, for monetary damages, including liability for breach of fiduciary duty, shall be eliminated to the fullest extent permissible under Delaware law. The Certificate also provides that the company shall indemnify any person who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that that person is or was an agent of the company, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law. The company also maintains officers and director's liability insurance.


ITEM 16. EXHIBITS

See Exhibit Index immediately following the signature page hereof.

ITEM 17. UNDERTAKINGS

    (a) We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referred to in Item 15 hereof, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) We hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 6, 2003.


                                CALIFORNIA WATER SERVICE GROUP

                                By: /s/ Peter C. Nelson*
                                    --------------------------------------------
                                     Peter C. Nelson
                                     President and Chief Executive Officer
                                     (Principal Executive Officer)



Pursuant  to  the   requirements  of  the  Securities  Act,  this  amendment  to registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                      Title                                      Date
          ---------                                      -----                                      ----

/s/ Peter C. Nelson*                        President and Chief Executive                          June 6, 2003
------------------------------------        Officer (Principal Executive
Peter C. Nelson                             Officer) and Director


/s/ Richard D. Nye                          Vice President, Chief Financial                        June 6, 2003
------------------------------------        Officer and Treasurer (Principal
Richard D. Nye                              Financial Officer)


/s/ Robert W. Foy                           Director,                                              June 6, 2003
------------------------------------        Chairman of the Board of Directors
Robert W. Foy

/s/ Calvin L. Breed                         Controller                                             June 6, 2003
------------------------------------        (Principal Accounting Officer)
Calvin L. Breed

/s/ Douglas M. Brown*                       Director                                               June 6, 2003
------------------------------------
Douglas M. Brown

/s/ Edward D. Harris, Jr., M.D.*            Director                                               June 6, 2003
------------------------------------
Edward D. Harris, Jr., M.D.

/s/ Richard P. Magnuson*                    Director                                               June 6, 2003
------------------------------------
Richard P. Magnuson

/s/ Linda R. Meier*                         Director                                               June 6, 2003
------------------------------------
Linda R. Meier

/s/ George A. Vera*                         Director                                               June 6, 2003
------------------------------------
George A. Vera

*By /s/ Peter C. Nelson                     Individually and as Attorney-in-Fact                   June 6, 2003
   ---------------------------------
      Peter C. Nelson
      Attorney in Fact


                                  EXHIBIT INDEX

1 Underwriting Agreement between California Water Service Group and Edward D. Jones & Co., L.P.*

3.1      Certificate  of   Incorporation   of  California  Water  Service  Group
         (incorporated by reference to Exhibit A of the Registrant's Proxy Statement dated March 18, 1999**)

3.2 Restated By-laws of California Water Service Group as amended on January 26, 2000 (incorporated by reference to Exhibit 3-2 to Form 8-K dated January 26, 2000**)


4. Form of Indenture for Debt Securities between California Water Service Group and U.S. Bank National Association as Trustee (previously filed)

5.1      Opinion of Bingham McCutchen LLP ***

12.1 Computation of Ratios of Earnings to Fixed Charges for each of the five years ended December 31, 2002 and for the twelve-month period ended March 31, 2003***

12.2 Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends for each of the five years ended December 31, 2002 and for the twelve-month period ended March 31, 2003***

23.1     Consent of Bingham  McCutchen LLP (included in their opinion in Exhibit
         5.1)

23.2     Consent of KPMG LLP as independent auditors***

24 Power of attorney of certain officers and directors of California Water Service Group (included in signature page of the original registration statement)

25       Statement of Eligibility of Trustee on Form T-1 (previously filed)

-----------
*      To be filed as an exhibit to a Current Report on Form 8-K.
**     File No. 1-13883.

***    Filed herewith.